Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the inclusion in this Registration Statement on Form F-1/A of our report dated February 27, 2014, except for Notes 1 and 7, as to which the date is June 18, 2015 and Notes 2, 13 and 14, as to which the date is July 27, 2015, relating to the consolidated financial statements of Fuling Global Inc. for the years ended December 31, 2014 and 2013, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Friedman LLP

New York, New York

July 27, 2015